As filed with the Securities and Exchange Commission on August 10, 2016

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________

STAAR SURGICAL COMPANY
(Exact name of registrant as specified in its charter)

___________________

Delaware (State or other jurisdiction of incorporation or organization	95-3797439 (I.R.S. Employer Identification No.)

1911 Walker Avenue
Monrovia, California 91016
(Address of Principal Executive Offices) (Zip Code)

STAAR SURGICAL COMPANY AMENDED AND RESTATED
OMNIBUS EQUITY INCENTIVE PLAN

(Full title of the plan)
___________________________

Samuel Gesten, Esq.

Vice President, General Counsel and Secretary

STAAR Surgical Company

1911 Walker Avenue

Monrovia, California 91016

(Name and address of agent for service)

(626) 303-7902

(Telephone number, including area code, of agent for service)

___________________________

COPY TO:

Charles Kaufman, Esq.

Homeier & Law, P.C.

15233 Ventura Blvd., Suite 605

Sherman Oaks, California 91403

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company
(Do not check if a smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,900,000(2)	$6.77(2)	$12,863,000(2)	$1295.30(2)
(1)	In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issued pursuant to the adjustment provisions of the employee benefit plan described herein.
(2)	Reflects shares of Common Stock available for future grants pursuant to the Amended and Restated Omnibus Equity Incentive Plan approved by the stockholders on June 24, 2016. Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on August 3, 2016, as reported on the Nasdaq Stock Market.

EXPLANATORY NOTE

This registration statement on Form S-8 registers 1,900,000 shares of common stock newly available for issuance under the Amended and Restated STAAR Surgical Company Omnibus Equity Incentive Plan (the “Restated Omnibus Plan). The stockholders of STAAR Surgical Company approved the Restated Omnibus Plan, which increased the available shares, on June 24, 2016. Of the total 13,150,000 shares covered by the Restated Omnibus Plan, 11,250,000 have previously been registered. None of the shares being registered have been issued, and none of them are subject to outstanding options.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the STAAR Surgical Company Omnibus Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). These documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended January 1, 2016, filed with the Commission on March 11, 2016;

Our Proxy Statement for the Annual Meeting of Stockholders held on June 24, 2016, filed with the Commission on May 2, 2016;

(b)	The Company’s Quarterly Report on Form 10-Q for the period ended April 1, 2016, filed with the Commission on May 11, 2016;

(c)	The Company’s Quarterly Report on Form 10-Q for the period ended July 1, 2016, filed with the Commission on August 3, 2016;

(d)	The Company’s following Current Reports:

(i)	The report on Form 8-K filed with the Commission on February 18, 2016;

(ii)	The report on Form 8-K filed with the Commission on March 1, 2016;

(iii)	The report on Form 8-K filed with the Commission on March 18, 2016;

(iv)	The report on Form 8-K filed with the Commission on June 27, 2016; and

(e)	The description of our common stock contained in Amendment No. 1 to our registration statement on Form 8-A/A filed with the Commission on April 18, 2003, including any amendment or report filed for the purpose of updating this description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (excluding any documents or portions of documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities being registered in this registration statement will be passed upon for the Company by Samuel Gesten, Esq., an attorney employed by the issuer, who owns 31,356 shares of our Common Stock and holds options to purchase an additional 142,500 shares of our Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a “derivative action” — an action by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard applies in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of a derivative action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

As permitted by Section 145 of the Delaware General Corporation Law, Article VIII of our certificate of incorporation, as amended, provides:

“The Corporation shall to the full extent permitted by Section 145 of the Delaware General Corporation Law indemnify all persons whom it may indemnify pursuant thereto.”

Our by-laws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the by-laws.

We maintain an insurance policy pursuant to which our directors and officers are insured, within the limits and subject to the limitations of the policy, against specified expenses in connection with the defense of claims, actions, suits or proceedings, and liabilities which might be imposed as a result of such claims, actions, suits or proceedings, that may be brought against them by reason of their being or having been directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on August 10, 2016.

STAAR SURGICAL COMPANY

By:	/s/Caren Mason
Caren Mason
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each of the undersigned directors and officers of STAAR Surgical Company, a Delaware corporation (the “Company”), hereby nominate and appoint Samuel Gesten and Stephen Brown, and each of them acting or signing singly, as his or her agents and attorneys-in-fact (the “Agents”), for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (including the undersigned’s capacity as a director or officer of STAAR Surgical Company), to sign a registration statement on Form S-8 under the Securities Act of 1933, as amended, (the “Act”), in connection with the registration under the Act of shares of the Company’s common stock issuable under the STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan, and any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the Agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully cause to be done by virtue hereof.

This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the SEC.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Caren Mason	President, Chief Executive Officer and	August 10, 2016
Caren Mason	Director(Principal Executive Officer)

/s/Stephen Brown	Chief Financial Officer	August 10, 2016
Stephen Brown	(Principal Financial and Accounting Officer)

/s/ Stephen C. Farrell	Director	August 10, 2016
Stephen C. Farrell

/s/ John C. Moore	Director	August 10, 2016
John C. Moore

/s/Louis E. Silverman	Director	August 10, 2016
Louis E. Silverman

/s/William P. Wall	Director	August 10, 2016
William P. Wall

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1	Opinion of Samuel Gesten, Esq.
23.1	Consent of legal counsel (included in Exhibit 5.1).
23.2	Consent of BDO USA, LLP.
24.1	Power of Attorney (See p. II-5).

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